Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement (Form S-4, No. 333-207334) and related prospectus of F.N.B. Corporation for the registration of 130,057 shares of common stock of our reports dated February 27, 2015, with respect to the consolidated financial statements of F.N.B Corporation and subsidiaries and the effectiveness of internal control over financial reporting of F.N.B. Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

February 24, 2016